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VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
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On May 7, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other participants named herein, filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: On May 21, 2008, Nanes Delorme Partners issued the following press release and letter to stockholders.  A copy of the press release and letter were posted at http://www.ImproveVAALCO.com.

Nanes Delorme Partners Sends Letter to VAALCO Stockholders
Wednesday May 21, 8:30 am ET

Urges Stockholders to Vote for Minority Slate of Director Nominees Committed to Corporate Governance Reforms, Focusing Operations and Maximizing Stockholder Value

NEW YORK--(BUSINESS WIRE)--Nanes Delorme Partners I LP (“Nanes Delorme Partners”) today sent the following letter to all VAALCO Energy, Inc. (“VAALCO” or the “Company”) (NYSE: EGY - News) stockholders in which Nanes Delorme Partners discusses the Company's need for new highly qualified, independent board members who will represent stockholders' best interests. Nanes Delorme Partners has nominated Mr. Julien Balkany, Mr. Leonard Toboroff and Mr. Clarence Cottman III for election to the Board of Directors at the Company's 2008 Annual Meeting of Shareholders scheduled to be held on June 4th, 2008. The letter to stockholders and other proxy materials are available at www.ImproveVAALCO.com.

Julien Balkany, a Managing Member of Nanes Balkany Partners LLC, the General Partner of Nanes Delorme Partners, stated: “As VAALCO's largest stockholder, we are increasingly disappointed by VAALCO's Board and management team's overall lack of commitment to enhancing stockholder value. We believe this election is about value and accountability and thus far they have failed to provide either. The current Board appears willing to do anything to remain entrenched, even if its actions come at the expense of stockholders' best interests.”

Mr. Balkany continued, “Over the last several weeks VAALCO has launched a campaign rooted in misleading facts and unnecessary scare tactics designed to distract stockholders from the Company's poor performance. We believe that for stockholders to make an informed decision, it is important to separate some of the myths that have been propagated by VAALCO from the reality.”

Mr. Balkany concluded, “We are confident that VAALCO stockholders recognize that we are proposing a minority slate of directors who will represent the interests of all stockholders and if elected, will take the necessary steps to improve corporate governance, focus operations and retain a top tier investment bank to evaluate and explore all strategic alternatives for maximizing stockholder value. We believe the time to elect new directors to the Board is now.”

The text of the letter follows:

NANES DELORME PARTNERS I LP

May 21, 2008

Dear Fellow Stockholders,

This election is about value and accountability. Thus far VAALCO’s Board and management team have failed to provide either. The current Board appears willing to do anything to remain entrenched, even if its actions come at the expense of stockholders’ best interests.

Over the last several weeks VAALCO has launched a campaign rooted in misleading facts and scare tactics to distract stockholders from the Company’s poor performance. For stockholders to make an informed decision, it is important to separate the MYTHS that have been propagated by VAALCO from the REALITY:

VAALCO WANTS YOU TO IGNORE THE $14 MILLION DRY HOLE IN THE NORTH SEA

MYTH: VAALCO’s operating performance is among the best in the industry. 80% of the exploration and appraisal wells drilled by VAALCO have been successful; 100% of the development wells on the Etame block have been successful.

REALITY: VAALCO has had severe exploration failures that the Company spent unwisely on. Within the last 3 years the Company has drilled only 2 exploration wells, both have been unsuccessful, thus a 100% failure rate. In January 2008, VAALCO announced it had drilled a non-commercial well in the North Sea at a cost of over $14 million to stockholders. Ask yourself why VAALCO wants stockholders to ignore this significant failure. How many more dry holes can VAALCO’s stockholders afford?

POOR FINANCIAL PERFORMANCE WARRANTS CHANGE AT THE BOARD LEVEL

MYTH: VAALCO’s Board and management have a track record of delivering superior returns.

REALITY: On March 13, 2008, the Company’s CEO provided first quarter earnings guidance of $.20 to .25 per share. Less than 60 days later, the Company missed its EPS forecast by 17 cents and net income decreased from $4.6 million, or 8 cents a share, to $1.8 million, or 3 cents a share -- a decrease of approximately 60%. Ask yourself whether management really believes that they are delivering superior returns with their dismal performance. In the two-year period prior to our public involvement, VAALCO’s stock was down 22% while the S&P 500 Oil and Gas Exploration and Production Index was up 74%.

VAALCO’S MISLEADING STATEMENTS AND BASELESS LAWSUIT ARE DESIGNED TO DISTRACT STOCKHOLDERS FROM DISAPPOINTING PERFORMANCE

MYTH: The objectives of Nanes Delorme Partners and Pilatus Energy are very different than VAALCO stockholders.

REALITY: Pilatus Energy SA is a privately held Swiss investment company, controlled and headed by the United Arab Emirates billionaire Abbas Ibrahim Yousef Al Yousef.1 Contrary to VAALCO’s assertions, Mr. Le Floch-Prigent is NOT a shareholder, director, appointed officer, nor employee of Pilatus. In addition, Pilatus is one of our multiple limited partners and has no influence on the general partner of Nanes Delorme Partners. In addition, Pilatus has no interest in controlling or acquiring VAALCO or any of its assets. They only benefit from its investment in VAALCO through the performance of our investment fund, which held among other securities 4.7 million shares of the Company. Our interests are aligned with all stockholders. We only have one goal, which is to maximize value for all stockholders. Five existing directors of VAALCO own less than 2,000 shares of common stock of the Company in the aggregate. Ask yourself whether their interests are the same as yours.

1 “No-Holds-Barred Fight for VAALCO,” Africa Energy Intelligence, 05/20/08. Permission to use quotation neither sought nor obtained.

NANES DELORME PARTNERS’ MINORITY SLATE IS THE RIGHT CHOICE FOR CHANGE

MYTH: Julien Balkany has no oil and gas experience, a conflict of interest with VAALCO and should not be a Board member.

REALITY: Julien Balkany has executed several hundred million dollars worth of oil and gas transactions on both the buy- and sell-side. He has extensive experience and knowledge of West Africa, which will be a valuable asset to assist in the process of reviewing strategic alternatives.

Moreover, on April 21, three days before it filed its proxy materials, the Company presented us with an unsolicited settlement agreement offering to appoint Julien Balkany to the Board. Why would VAALCO offer Mr. Balkany a Board seat if he had no relevant experience and a serious conflict of interest?

VAALCO NEEDS TO HIRE A TRULY INDEPENDENT FINANCIAL ADVISORY FIRM

MYTH: VAALCO has no conflicts of interest.

REALITY: Brown Brothers Harriman & Co., which has little expertise in advising E&P companies, is currently VAALCO’s primary investment bank and strategic advisor. In 2005 BBH sold their 65% share in VAALCO and while three former employees of the Company resigned, Robert L. Gerry III, Chairman and CEO, who has strong family ties to the firm, stayed on. Ask yourself would a Board of Directors who wanted to obtain the best advice hire Brown Brothers Harriman or a nationally recognized investment bank with extensive oil and gas experience, such as Goldman Sachs or Lehman Brothers. We believe the answer is obvious.

Just to be clear, we are seeking a MINORITY representation on the Board and our independent, experienced directors are completely aligned with stockholders. All three of our nominees are highly successful business people with deep expertise and knowledge of the oil and gas industry.

VISIT OUR WEBSITE AT WWW.IMPROVEVAALCO.COM AND JUDGE FOR YOURSELF

Stockholders can judge the experience and qualifications of our nominees for themselves. Nanes Delorme Partners is proposing three independent and experienced directors, with extensive oil & gas industry expertise. As VAALCO’s largest stockholder, we have made every effort to work constructively with current management, but we now believe that change at the Board level is necessary. Visit our website at www.ImproveVAALCO.com to read about our nominees and their experience, and decide for yourself who is best positioned for election to the Board.

THE TIME TO ELECT NEW INDEPENDENT DIRECTORS TO THE BOARD IS NOW!

We urge to you sign, date and return the GOLD proxy card today. Even if you have already voted for the Company’s slate, you have every right to change your mind. Simply sign and date the GOLD proxy card--only the latest dated proxy card you return will be counted.

Your vote is very important, regardless of how many shares you own. If you have any questions or need assistance in filling out your GOLD proxy card, please call our proxy solicitors, Mackenzie Partners, Inc., toll free at (800) 322-2885.

We thank you for your consideration and look forward to the responsibility of maximizing value for all VAALCO stockholders.

Sincerely,

/s/ Julien Balkany

Nanes Delorme Partners I LP

ATTENTION VAALCO STOCKHOLDERS: VOTE THE GOLD PROXY TODAY! IF YOU HAVE ALREADY RETURNED A WHITE PROXY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. TO CHANGE, SIMPLY EXECUTE THE ENCLOSED GOLD PROXY CARD.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR GOLD PROXY CARD, PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

Contact:
Sard Verbinnen & Co.
Paul Caminiti/Dan Gagnier/Jane Simmons, 212-687-8080